Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of March 25, 2019, between Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective Registration Statement under the Securities Act (as defined below), the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.4.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“Amendment Letters” shall have the meaning ascribed to such term in Section 2.2(a)(viii).

“BFAC” shall have the meaning ascribed to such term in Section 3.1(jj).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning ascribed to such term in Section 4.10(c).

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Delaware, in the form of Exhibit A attached hereto.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (a) the Purchasers’ obligations to pay the Subscription Amount and (b) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived, but in no event later than the second (2nd) Trading Day following the date hereof.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” shall have the meaning ascribed to such term in the preamble hereto.

“Company Counsel” means Greenberg Traurig, LLP, with offices located at 1840 Century Park East, Suite 1900, Los Angeles, CA 90067.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Disclosure Time” means prior to 9:00 a.m. (New York City time) on Tuesday, March 26, 2019, unless otherwise instructed as to an earlier time by the Placement Agent.

“Distribution” shall have the meaning ascribed to such term in Section 4.10(e).

“Effective Date” shall have the meaning ascribed to such term in Section 3.1(f).

“Environmental Laws” shall have the meaning ascribed to such term in Section 3.1(m).

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, consultants (provided such issuances to consultants shall not exceed $100,000 shares per month), officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company; provided, that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.11(a) herein; and provided, further, that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities to an entity whose primary business is investing in securities, (d) up to 18,545 (subject to adjustment for reverse and forward stock splits and the like) shares of Common Stock to various officers, directors, employees and consultants previously approved by the Board of Directors; provided, that such shares are issued as “restricted securities” (as defined in Rule 144), and (e) 2,000 (subject to adjustment for reverse and forward stock splits and the like) shares of Common Stock reserved for issuance to Helios and Matheson Information Technology Ltd. in exchange for entering into prior lockup agreements, provided, that such shares are issued as “restricted securities” (as defined in Rule 144).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Reserve” shall have the meaning ascribed to such term in Section 3.1(jj).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Hazardous Materials” shall have the meaning ascribed to such term in Section 3.1(m).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(z).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Money Laundering Laws” shall have the meaning ascribed to such term in Section 3.1(kk).

“OFAC” shall have the meaning ascribed to such term in Section 3.1(hh).

“Per Preferred Purchase Price” equals $100.00 per share of Preferred Stock, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means H.C. Wainwright & Co., LLC.

“Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.01, issued pursuant to the term so of the Certificate of Designation.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the final base prospectus filed for the Registration Statement.

“Prospectus Supplement” means the supplement to the Prospectus complying with Rule 424(b) of the Securities Act that is filed with the Commission and delivered by the Company to each Purchaser at the Closing.

“Purchase Rights” shall have the meaning ascribed to such term in Section 4.10(d).

“Purchaser” shall have the meaning ascribed to such term in the preamble hereto.

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.7.

“Registration Statement” means the effective registration statement with Commission file No. 333-226024 which registers the sale of the Preferred Stock, the Warrant Shares and the Underlying Shares.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series F-1 Warrants” Shall have the meaning ascribed to such term in Section 2.2(a)(vi).

“Series F-2 Warrants” Shall have the meaning ascribed to such term in Section 2.2(a)(vii).

“Shareholder Approval” means such approval as may be required to increase the authorized share capital of the Company or to effect a reverse stock split of the Company’s Common Stock to allow for the reservation in full of all of the Underlying Shares issuable pursuant to the Transaction Documents (ignoring for such purposes any exercise under the Warrants or conversion limitations under the Certificate of Designations).

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock).

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Preferred Stock and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a), and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, or OTC Pink (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare, the current transfer agent of the Company, with a mailing address of 350 Indiana Street, Suite 750, Golden, Colorado 80401, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock and upon conversion of the Warrant Shares issued and issuable in accordance with the terms of the Certificate of Designation.

“Warrants” means, collectively, the Series F-1 Preferred Stock Purchase Warrants and Series F-2 Preferred Stock Purchase Warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable commencing immediately and have a term of exercise equal to five years, in substantially the form of Exhibit B attached hereto.

“Warrant Shares” means the shares of Preferred Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $6,000,000 of shares of Preferred Stock for each Purchaser equal to the number as set forth on the signature page hereto executed by such Purchaser, and Warrants as determined by pursuant to Section 2.2(a). The aggregate number of shares of Preferred Stock sold hereunder shall be up to 60,000 shares. Each Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to its Subscription Amount, and the Company shall deliver to each Purchaser its respective shares of Preferred Stock and Warrants, as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Ellenoff Grossman & Schole LLP or such other location as the parties shall mutually agree. The Company covenants that, if a Purchaser delivers a Notice of Conversion to convert any shares of Preferred Stock between the date hereof and the Closing Date, the Company shall deliver the Underlying Shares underlying such Preferred Stock to such Purchaser on the Closing Date in connection with such Notice of Conversion.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, in a form reasonably acceptable to the Placement Agent and Purchasers;

(iii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver on an expedited basis via The Depository Trust Company Deposit or Withdrawal at Custodian system, a number of shares of Preferred Stock equal to such Purchaser’s Subscription Amount divided by the Per Preferred Purchase Price, registered in the name of such Purchaser;

(iv) evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Delaware;

(v) the Company shall have provided each Purchaser with the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer;

(vi) such number of Warrants registered in the name of such Purchaser to purchase up to a number of shares of Preferred Stock equal to 99.6% of such Purchaser’s shares of Preferred Stock, which Warrants shall be exercisable immediately with an exercise price equal to $100.00, subject to adjustment therein (collectively, “Series F-1 Warrants”);

(vii) such number of Warrants registered in the name of such Purchaser to purchase up to a number of shares of Preferred Stock equal to 100.4% of such Purchaser’s shares of Preferred Stock, which Warrants shall be exercisable commencing on the date that Shareholder Approval is obtained and deemed effective, with an exercise price equal to $100.00, subject to adjustment therein (collectively, “Series F-2 Warrants”);

(viii) to Purchasers who hold Series C Common Stock Purchase Warrants or Series D Common Stock Purchase Warrants of the Company, written letter agreements duly executed by the Company reducing the exercise price of such Series C Common Stock Purchase Warrants and Series D Common Stock Purchase Warrants, pursuant to the terms and conditions set forth therein (collectively, the “Amendment Letters”); and

(ix) the Prospectus and Prospectus Supplement (which may be delivered in accordance with Rule 172 under the Securities Act).

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Purchaser;

(ii) with respect to each Purchaser who holds Series C Common Stock Purchase Warrants or Series D Common Stock Purchase Warrants of the Company, an Amendment Letter, duly executed by such Purchaser; and

(iii) such Purchaser’s Subscription Amount.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v) from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the SEC Reports and the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, the capital stock or other equity interests of each Subsidiary that it owns free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”), and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.3 of this Agreement, (ii) the filing with the Commission of the Prospectus Supplement, (iii) such filings as are required to be made under applicable state securities laws and (iv) Shareholder Approval (collectively, the “Required Approvals”).

(f) Issuance of the Securities; Registration. The shares of Preferred Stock are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Warrants are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including without limitation concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding at law or in equity. The Warrant Shares are duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable as Underlying Shares pursuant to this Agreement and the Certificate of Designation other than Warrant Shares underlying the Series F-2 Warrants. The Company has prepared and filed the Registration Statement in conformity with the requirements of the Securities Act, which became effective on July 5, 2018 (the “Effective Date”), including the Prospectus, and such amendments and supplements thereto as may have been required to the date of this Agreement. The Company was at the time of the filing of the Registration Statement eligible to use Form S-3. The Company is eligible to use Form S-3 under the Securities Act and the transaction contemplated by the Transaction Documents meets the transaction requirements as set forth in General Instruction I.B.1 of Form S-3. The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued by the Commission and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the Commission. The Company, if required by the rules and regulations of the Commission, shall file the Prospectus Supplement with the Commission pursuant to Rule 424(b). At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the Closing Date, the Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) Capitalization. The capitalization of the Company is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. Except as set forth on Schedule 3.1(g), no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, and except as set forth on Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary. Except as set forth on Schedule 3.1(g), the issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Except as set forth on Schedule 3.1(g), there are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. Except as described in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Prospectus and the Prospectus Supplement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Except as described in the SEC Reports, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. Except as described in the SEC Reports, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Except as described in the SEC Reports, such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth in the SEC Reports or in Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

(j) Litigation. Except as set forth on Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.1(j), neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company that would be required to be disclosed under applicable securities laws and which has not been publicly announced. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. Except as set forth on Schedule 3.1(k), no labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties, and (iii) Liens set forth on Schedule 3.1(o). Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(p) Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights except as set forth in the complaint filed by MoviePass Inc. against Sinemia Inc. for patent infringement in a case filed on February 23, 2018 in the United States District Court, Central District of California (Case no. 2:18-cv-01517-SJO-PLA). The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has no knowledge of any facts that would preclude it from having valid license rights or clear title to the Intellectual Property Rights. The Company has no knowledge that it lacks or will be unable to obtain any rights or licenses to use all Intellectual Property Rights that are necessary to conduct its business.

(q) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount. Neither the Company nor any Subsidiary has been advised that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r) Transactions With Affiliates and Employees. Except as set forth on Schedule 3.1(r) and as disclosed in the SEC Reports, none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(s) Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date in all material respects. Except as set forth in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to provide reasonable assurances that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, except as disclosed in the SEC Reports, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(t) Certain Fees. Except as set forth in the Prospectus Supplement, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v) Registration Rights. Except as disclosed in the SEC Reports, no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(w) Listing and Maintenance Requirements. Except as set forth in the SEC Reports, the Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as set forth in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(x) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(y) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Prospectus Supplement. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(z) Indebtedness. Schedule 3.1(z) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (i) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(aa) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(bb) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of FCPA.

(cc) Accountants. The Company’s independent registered public accounting firm is Rosenberg Rich Baker Berman, P.A. To the knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ended December 31, 2018.

(dd) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ee) Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(e) and 4.13 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(ff) Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(gg) Stock Option Plans. The Company has not granted any stock options under its stock option plan.

(hh) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(ii) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(jj) Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(kk) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. Such Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Such Purchaser acknowledges and agrees that neither the Placement Agent nor any Affiliate of the Placement Agent has provided such Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired.  Neither the Placement Agent nor any Affiliate has made or makes any representation as to the Company or the quality of the Securities and the Placement Agent and any Affiliate may have acquired non-public information with respect to the Company which such Purchaser agrees need not be provided to it.  In connection with the issuance of the Securities to such Purchaser, neither the Placement Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to such Purchaser.

(f) Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

(g) Reliance on Financial Statements. Such Purchaser acknowledges and agrees that it has read (i) the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2019, which discloses that the Company’s previously issued quarterly and year-to-date unaudited consolidated financial statements for September 30, 2018, should no longer be relied upon, (ii) the Form 10-Q amendment filed with the SEC on March 19, 2019 relating to the restatement of the financial statements contained therein, and (iii) the Form 12b-25 filed with the SEC on March 18, 2019, which discloses that the Company does not believe it will file with the SEC its Form 10-K for the year ended December 31, 2018 when it is due.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Warrant Shares. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Warrant Shares or if the Warrant is exercised via cashless exercise, the Warrant Shares issued pursuant to any such exercise and the Underlying Shares issuable pursuant to any conversion of the Warrant Shares shall be issued free of all legends. If at any time following the date hereof the Registration Statement (or any subsequent registration statement registering the sale or resale of the Warrant Shares and Underlying Shares) is not effective or is not otherwise available for the sale or resale of the Warrant Shares and Underlying Shares, the Company shall immediately notify the holders of the Warrants in writing that such registration statement is not then effective and thereafter shall promptly notify such holders when the registration statement is effective again and available for the sale or resale of the Warrant Shares and Underlying Shares (it being understood and agreed that the foregoing shall not (a) limit the ability of the Company to issue, or any Purchaser to sell, any of the Warrant Shares in compliance with applicable federal and state securities laws or (b) obligate the Company to register the Warrant Shares and Underlying Shares issuable thereunder for resale on any registration statement). The Company shall use commercially reasonable efforts to keep the Registration Statement registering the issuance of the Warrant Shares and Underlying Shares effective during the term of the Warrants.

4.2 Furnishing of Information. Until the earlier of the time that (a) no Purchaser owns Securities and (b) the Warrants have expired or are otherwise no longer outstanding, the Company covenants to use commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.

4.3 Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii).

4.4 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.5 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.3, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Company hereby covenants and agrees that such Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.6 Use of Proceeds. Except as set forth on Schedule 4.6 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

4.7 Indemnification of Purchasers. Subject to the provisions of this Section 4.7, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) a material breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (x) the employment thereof has been specifically authorized by the Company in writing, (y) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (z) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (1) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (2) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.8 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue shares of Common Stock upon conversion of the Preferred Stock pursuant to this Agreement and upon conversion of the Preferred Stock underlying the Warrant Shares issuable pursuant to any exercise of the Warrants, other than the Warrant Shares underlying the Series F-2 Warrants.

4.9 Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Underlying Shares, and will take such other action as is necessary to cause all of the Underlying Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then use commercially reasonable efforts to continue the listing and trading of its Common Stock on such other Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such other Trading Market. The Company agrees to use commercially reasonable efforts to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.10 Company Conversion Obligations.

(a) Rescission. If, in the case of any Notice of Conversion by a Purchaser, Underlying Shares are not delivered to or as directed by such Purchaser by the Share Delivery Date, such Purchaser shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Underlying Shares, to rescind such conversion, in which event the Company shall promptly return to the Purchaser any original Preferred Stock certificate delivered to the Company and the Purchaser shall promptly return to the Company the Underlying Shares issued to such Purchaser pursuant to the rescinded Notice of Conversion.

(b) Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Underlying Shares upon conversion of Preferred Stock in accordance with the terms of the Preferred Stock are absolute and unconditional, irrespective of any action or inaction by a Purchaser to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Purchaser or any other Person of any obligation to the Company or any violation or alleged violation of law by such Purchaser or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Purchaser in connection with the issuance of such Underlying Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Purchaser. In the event a Purchaser shall elect to convert any or all of its Preferred Stock, the Company may not refuse conversion based on any claim that such Purchaser or any one associated or affiliated with such Purchaser has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Purchaser, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Purchaser shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Purchaser in the amount of $150 for each share of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Purchaser to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Underlying Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Purchaser such Underlying Shares pursuant to the terms of the Certificate of Designation by the Share Delivery Date applicable to such conversion, the Company shall pay to such Purchaser, in cash, as liquidated damages and not as a penalty, for each share of Preferred Stock being converted, $5 per Trading Day (increasing to $10 per Trading Day on the third Trading Day and increasing to $20 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Underlying Shares are delivered or Purchaser rescinds such conversion. Nothing herein shall limit a Purchaser’s right to pursue actual damages for the Company’s failure to deliver Underlying Shares within the period specified herein and such Purchaser shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Purchaser from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Compensation for Buy-In on Failure to Timely Deliver Underlying Shares Upon Conversion. In addition to any other rights available to a Purchaser, if the Company fails for any reason to deliver to such Purchaser the Underlying Shares by the applicable Share Delivery Date pursuant to the Certificate of Designation, and if after such Share Delivery Date such Purchaser is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Purchaser’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the Underlying Shares which such Purchaser was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (a) pay in cash to such Purchaser (in addition to any other remedies available to or elected by such Purchaser) the amount, if any, by which (i) such Purchaser’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (ii) the product of (A) the aggregate number of shares of Common Stock that such Purchaser was entitled to receive from the conversion at issue multiplied by (B) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (b) at the option of such Purchaser, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Purchaser the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under the Certificate of Designation. For example, if a Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Underlying Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (a) of the immediately preceding sentence, the Company shall be required to pay such Purchaser $1,000. The Purchaser shall provide the Company written notice indicating the amounts payable to such Purchaser in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Purchaser’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Underlying Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(d) Subsequent Rights Offerings. In addition to any adjustments pursuant to the terms of the Certificate of Designation, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Purchaser of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Purchaser could have acquired if such Purchaser had held the number of shares of Common Stock acquirable upon complete conversion of such Purchaser’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation set forth in the Certificate of Designation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that a Purchaser’s right to participate in any such Purchase Right would result in the Purchaser exceeding the Beneficial Ownership Limitation set forth in the Certificate of Designation, then such Purchaser shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Purchaser until such time, if ever, as its right thereto would not result in such Purchaser exceeding the Beneficial Ownership Limitation set forth in the Certificate of Designation).

(e) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, each Purchaser shall be entitled to participate in such Distribution to the same extent that a Purchaser would have participated therein if such Purchaser had held the number of shares of Common Stock acquirable upon complete conversion of such Purchaser’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation set forth in the Certificate of Designation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that a Purchaser’s right to participate in any such Distribution would result in such Purchaser exceeding the Beneficial Ownership Limitation set forth in the Certificate of Designation, then such Purchaser shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Purchaser until such time, if ever, as its right thereto would not result in the Purchaser exceeding the Beneficial Ownership Limitation set forth in the Certificate of Designation).

4.11 Subsequent Equity Sales.

(a) From the date hereof until the later of (i) the date that Shareholder Approval is obtained and deemed effective and (ii) 30 days after the Closing Date, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents.

(b) Notwithstanding the foregoing, this Section 4.11 shall not apply in respect of an Exempt Issuance.

4.12 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to such Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.13 Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.3.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 4.3, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedules.  Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (a) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.3, (b) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.3 and (c) no Purchaser shall have any duty of confidentiality or duty not to trade in the securities of the Company to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 4.3.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.14 Conversion and Exercise Procedures. Each of the form of Notice of Exercise included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Preferred Stock. Without limiting the preceding sentences, no ink-original Notice of Exercise or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise or Notice of Conversion form be required in order to exercise the Warrants or convert the Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Preferred Stock. The Company shall honor exercises of the Warrants and conversions of the Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.15 Shareholder Approval. On or before May 31, 2019, the Company shall hold a meeting of its shareholders for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Shareholder Approval. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Shareholder Approval until the earlier of the date Shareholder Approval is obtained or the Preferred Stock is no longer outstanding.

4.16 No Other Warrant Amendment. So long as the Warrants remain outstanding, the Company shall not amend, modify or exchange any outstanding warrants or options of the Company (other than pursuant to the Amendment Letters) without the prior written consent of each Purchaser.

ARTICLE V.
MISCELLANEOUS

5.1 Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before the fifth (5th) Trading Day following the date hereof; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion or exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, the Prospectus and the Prospectus Supplement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd)Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 and the representations and warranties of the Purchasers in Section 3.2. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7 and this Section 5.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.7, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of a conversion of the Preferred Stock or an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through the legal counsel of the Placement Agent. The legal counsel of the Placement Agent does not represent any of the Purchasers and only represents the Placement Agent. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.18 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.19 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.20 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.21 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Helios and Matheson Analytics Inc.	Address for Notice:
By: ____________________________________ Name: Theodore Farnsworth Title: Chief Executive Officer With a copy to (which shall not constitute notice):	Empire State Building 350 5th Ave., Suite 7520 New York, NY 10118 Attention: Chief Financial Officer Fax: (929) 214-4119 E-mail: robert.damon@verizon.net
Kevin Friedmann Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, CA 90067-2121 Fax: (310) 586-7800 E-mail: friedmannk@gtlaw.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO HMNY SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ______________________________________________________

Signature of Authorized Signatory of Purchaser: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Email Address of Authorized Signatory: _________________________________________

Facsimile Number of Authorized Signatory: _______________________________________

Address for Notice to Purchaser:

Address for Delivery of Warrants to Purchaser (if not same as address for notice):

Subscription Amount: $_________________

Shares of Preferred Stock: ____________________

Warrant Shares: __________________

Shares Underlying Warrant Shares: __________________

EIN Number: ____________________

[SIGNATURE PAGES CONTINUE]

DISCLOSURE SCHEDULES TO THE

SECURITIES PURCHASE AGREEMENT

These Disclosure Schedules are being delivered by Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), to each purchaser identified on the signature pages to that certain Securities Purchase Agreement, dated March 25, 2019 (as may be amended from time to time, the “Agreement”). Capitalized terms used herein, but not defined herein, shall have the respective meanings ascribed thereto in the Agreement.

The inclusion of any information in these Disclosure Schedules shall not be deemed to be an admission or evidence of the materiality of such information, nor shall it establish a standard of materiality for any purpose whatsoever. Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be disclosed in these Disclosure Schedules. Neither the specification of any dollar amount in the representations and warranties contained in the Agreement nor the inclusion of any specific item in these Disclosure Schedules is intended to imply that such amounts, higher or lower amounts, the items so included or other items, are or are not material, and no party to the Agreement shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in these Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material, or may constitute an event or condition which could be considered to have a Material Adverse Effect.

No disclosure in these Disclosure Schedules relating to any possible or alleged breach or violation of any law or contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In disclosing the information in these Disclosure Schedules, each of the Company and its Subsidiaries expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. References in these Disclosure Schedules to any contract or other agreement, whether or not binding, include references to such contract’s or other agreement’s exhibits, annexes and schedules.

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Schedule 3.1(a)

Subsidiaries

Subsidiaries of the Company

(1)	Helios and Matheson Global Services Private Limited, a corporation incorporated under the laws of India (“Helios India”), of which the Company owns 99.99% of the outstanding equity and voting power.

(2)	Zone Technologies, Inc., a Nevada corporation (“Zone”), which is a wholly owned subsidiary of the Company.

(3)	HMNY Zone Loan LLC, a Delaware limited liability company (“NewSub”), which is a wholly owned subsidiary of the Company.

(4)	MoviePass Inc., a Delaware corporation (“MoviePass”), of which the Company owns 91.8% of the outstanding shares of common stock (excluding options and warrants of MoviePass).

(5)	MoviePass Ventures, LLC, a Delaware limited liability company, which is a wholly owned subsidiary of the Company.

(6)	MoviePass Entertainment Holdings Inc., a Delaware corporation, which is a wholly owned subsidiary of the Company.

(7)	MoviePass Films LLC, a Delaware limited liability company (“MoviePass Films”), of which the Company owns 51% of its outstanding membership interests.

Subsidiaries of Movie Pass Films

(1)	The Row 2 LLC, a Delaware limited liability company.

(2)	Maleficia LLC, a Delaware limited liability company.

(3)	10 Minutes Gone LLC, a Delaware limited liability company.

(4)	Axis Sally LLC, a Delaware limited liability company (“Axis Sally”).

(5)	Eternity Movie LLC, a Delaware limited liability company.

(6)	Swipe Right Film LLC, a Delaware limited liability company.

(7)	The Long Night LLC, a Delaware limited liability company.

(8)	MoviePass Air LLC, a Delaware limited liability company, which is currently a wholly owned subsidiary of the Company and is in the process of becoming a subsidiary of MoviePass Films.

(9)	Georgia Film Fund 79, LLC, a Delaware limited liability company.

The items set forth on Schedule 3.1(o) of these Disclosure Schedules are incorporated herein by reference.

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Schedule 3.1(g)

Capitalization

As of the date hereof, the authorized capital stock of the Company consists of (A) 5,000,000,000 shares of Common Stock, of which 2,001,541,260 shares are issued and outstanding as of March 20, 2019, and (B) 2,000,000 shares of preferred stock, $0.01 par value, of which 20,500 shares of the Company’s Series A Preferred Stock, $0.01 par value, are issued and outstanding as of the date hereof.

	Common Stock
Name of Affiliate	Amount and Nature of Beneficial Ownership(1)
Named Executive Officers and Directors
Theodore Farnsworth	9,960	(2)
Stuart Benson	-	(3)
Muralikrishna Gadiyaram	9,294	(4)
Prathap Singh	160	(5)
Gavriel Ralbag	160	(5)

(1)	Unless otherwise noted, each person named in the table below has sole voting and investment power with regard to all shares beneficially owned, subject to applicable community property laws.
(2)	This amount includes 1,000 shares of Common Stock issuable within 60 days, subject to entry into applicable award agreements. This amount does not include 8,213 shares of Common Stock that have been approved for issuance to Mr. Farnsworth in conjunction with the execution of his employment agreement, but have not yet been approved by the Company’s stockholders, as required by Nasdaq Listing Rule 5635(c).
(3)	Does not include 4,000 shares of Common Stock that have been approved for issuance to Mr. Benson in conjunction with the execution of his employment agreement, but have not yet been approved by the Company’s stockholders, as required by Nasdaq Listing Rule 5635(c).
(4)	Includes (i) 2,750 shares held by Helios & Matheson Information Technology Ltd. and (ii) 3,544 shares held by Helios Matheson Inc., over which Mr. Gadiyaram holds shared voting and investment control.
(5)	Each of the Company’s independent directors received a grant of 160 shares as payment for services rendered as a director during 2017. The shares of Common Stock have not yet been issued.

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(1)	On October 4, 2018, the Company entered into that certain October 2018 Amendment and Exchange Agreement with Hudson Bay Master Fund Ltd. (the “October Exchange Agreement”), pursuant to which Hudson Bay Master Fund Ltd. has the right to participate in the transactions contemplated by the Transaction Documents. The Company incorporates herein by reference the information included at Item 1.01 of, and Exhibit 10.1 to, the Current Report on Form 8-K filed with the Commission on October 4, 2018.

(2)	As partial payment for services received from Palladium Capital Advisors, LLC (“Palladium”), the Company has issued to Palladium warrants to purchase up to 29,364 shares of Common Stock.

(3)	The Company has issued in public offerings in December 2017, February 2018 and April 2018, warrants to purchase up to 50,886 shares of Common Stock.

(4)	The Company has issued to Oath Inc. warrants to purchase up to 10,201 shares of Common Stock.

(5)	MoviePass has issued outstanding options exercisable for an aggregate amount of 68,205,603 shares of common stock of MoviePass.

(6)	There are 16,000 shares of Common Stock issuable to MoviePass upon receipt of stockholder approval and unrestricted conversion of the convertible promissory note in the principal amount of $12 million that the Company issued to MoviePass upon the closing of the Securities Purchase Agreement, dated August 15, 2017, between the Company and MoviePass.

(7)	On April 15, 2018, the Company’s Board of Directors authorized the issuance of 2,000 shares of common stock to Helios & Matheson Information Technology Ltd., an Indian corporation and former parent company of the Company (“HMIT”), in consideration for a 12-month lockup agreement on all of HMIT’s shares ending April 15, 2019.

(8)	The Company’s Board of Directors authorized the issuance of 18,545 shares of Common Stock to various directors, officers, employees and consultants for services rendered to the Company.

(9)	On April 19, 2018, the Company entered into an underwriting agreement with Canaccord Genuity Inc. pursuant to which the Company agreed to issue and sell to the underwriters in a best-efforts underwritten public offering of up to approximately $30 million in gross proceeds of securities of the Company including (A) 10,500,000 Series A-2 units, with each Series A-2 unit consisting of (i) one share of the Company’s common stock, and (ii) one Series A-2 warrant to purchase one share of common stock (the “Series A-2 Warrants”) and (B) 500,000 Series B-2 units, with each Series B-2 unit consisting of (i) one share of the Company’s common stock, and (ii) one Series B-2 warrant to purchase one share of common stock. The Series A-2 Warrants also include “full ratchet” anti-dilution protection provisions, which provide that if the Company issues any shares of common stock at a price less than the then current exercise price of the Series A-2 Warrants, or if the Company issues any securities convertible into, or exercisable, or exchangeable for, shares of common stock with an exercise or conversion price less than the then current exercise price of the Series A-2 Warrants, then the exercise price of the Series A-2 Warrants will automatically be reduced to the issuance price of the new shares of common stock or the exercise or conversion price of the warrants, options or other convertible or exchangeable securities. The Company incorporates herein by reference the information included at Item 1.01 of the Current Report on Form 8-K filed with the Commission on April 19, 2018.

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(10)	On October 4, 2018, pursuant to the October Exchange Agreement, the Company issued to Hudson Bay Master Fund Ltd. a Senior Note in an aggregate principal amount of approximately $20.4 million, which contains redemption or similar provision, and a participation right by Hudson Bay Master Fund Ltd. The Company incorporates herein by reference the information included at Item 1.01 of, and Exhibit 4.1 to, the Current Report on Form 8-K filed with the Commission on October 4, 2018.

(11)	On December 18, 2018, pursuant to December 2018 Amendment and Exchange Agreements between the Company and each of certain institutional investors, the Company issued Series B Senior Notes to such institutional investors in an aggregate principal amount of approximately $11.3 million, which contain redemption or similar provisions. The Company incorporates herein by reference the information included at Item 1.01 of, and Exhibit 4.1 to, the Current Report on Form 8-K filed with the Commission on December 18, 2018.

(12)	On June 21, 2018, the Company issued 20,500 shares of Series A Preferred Stock, par value $0.01, of the Company, and such shares of Series A Preferred Stock contain redemption or similar provisions. The Company incorporates herein by reference the information included at Item 1.01 of, and Exhibit 3.1 to, the Current Report on Form 8-K filed with the Commission on June 21, 2018.

(13)	On January 16, 2019, the Company entered into Stock Purchase Agreements with certain institutional investors for the issuance and sale of securities, consisting of 333,333,334 Common Units (the “Common Units”), with each Common Unit consisting of (a) one share (a “Share”) of the Company’s Common Stock, (b) a Series C Warrant to purchase one Share, (c) a Series D Warrant to purchase one Share, and (d) a Series E Warrant to purchase one Share (the “January 2019 Offering”). On January 16, 2019, the Company also issued to the placement agent in the January 2019 Offering warrants to purchase up to 8.0% of the aggregate amount of shares of Common Stock sold in the January 2019 Offering, or up to 26,666,667 shares of Common Stock, determined by dividing the gross proceeds of the January 2019 Offering by the Common Unit offering price. The Company incorporates herein by reference the information included at Item 1.01 and Item 9.01 of the Current Report on Form 8-K filed with the Commission on January 16, 2019.

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Schedule 3.1(i)

Material Changes; Undisclosed Events; Liabilities or Developments

The items set forth on Schedule 3.1(r) of these Disclosure Schedules related to the issuances of equity securities to any officer, director or affiliate are incorporated herein by reference.

On January 11, 2019, MoviePass Entertainment Holdings Inc. confidentially submitted a Draft Registration Statement on Form DRS to the Commission. On February 22, 2019, MoviePass Entertainment Holdings Inc. received a comment letter from the Commission with 13 comments on the Form DRS.

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Schedule 3.1(j)

Litigation

(1)	On August 2, 2018, Jeffrey Chang, acting on behalf of himself and a putative class of persons who purchased or otherwise acquired the Company’s common stock between August 15, 2017, and July 26, 2018, filed a class action complaint in the U.S. District Court for the Southern District of New York against the Company and two of its executive officers, Theodore Farnsworth and Stuart Benson. Jeffrey Chang v. Helios and Matheson Analytics Inc., et. al., Case No. 1:18-cv-6965. On August 13, 2018, Jeffrey Braxton, acting on behalf of himself and a putative class of persons who purchased or otherwise acquired the Company’s common stock between August 15, 2017, and July 26, 2018, filed a class action complaint in the U.S. District Court for the Southern District of New York against the Company and two of its executive officers, Theodore Farnsworth and Stuart Benson. Jeffrey Braxton v. Helios and Matheson Analytics, Inc. et al., Case No. 1:18-cv-07242-UA. On November 16, 2018, the Court consolidated the two actions, appointed a group as lead plaintiffs and appointed Levi & Korsinsky as lead counsel for the putative class. On January 4, 2019, the lead plaintiffs filed a consolidated amended complaint against the Company, Theodore Farnsworth, Stuart Benson, and Mitchell Lowe (the “Consolidated Complaint”). The Consolidated Complaint alleges, among other things, that the Company’s statements to the market were materially false or misleading because the Company allegedly represented that it would continue to experience substantial growth, and that its business model was sustainable. The plaintiffs assert claims under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5. On February 25, 2019, the Defendants filed a motion to dismiss the Consolidated Complaint with prejudice.

On September 20, 2018, Yu Chen, a purported stockholder of the Company, filed a complaint in the Supreme Court of the State of New York, County of New York, derivatively on behalf of the Company against Theodore Farnsworth, Stuart Benson, Muralikrishna Gadiyaram, Prathap Singh, Gavriel Ralbag, and Carl Schramm, and the Company as a nominal defendant (Index No. 654686/2018). The complaint alleges claims for breach of fiduciary duty and unjust enrichment against the individual defendants. The plaintiff has agreed to stay the action pending a decision on an anticipated motion to dismiss the Consolidated Complaint.

On November 29, 2018, Timour Prokpiev, a purported stockholder of the Company, filed a substantially similar complaint in the Supreme Court of the State of New York, County of New York against the same defendants as in the Chen case asserting similar claims (Index No. 655939/2018). The Prokpiev and Chen cases have been consolidated and are subject to a stipulated stay pending the earlier of 30 days after the entry of an order denying any part of the motion to dismiss the securities class action related to the Consolidated Complaint referenced above, or a final order dismissing such securities class action with prejudice. On January 14, 2019, David J. Lichter, a purported stockholder of the Company, filed a complaint in the Supreme Court of the State of New York, County of New York derivatively on behalf of the Company against the same defendants as in the Chen case (with the exception of Mr. Schramm) for breach of fiduciary duty, unjust enrichment, and abuse of control (Index No. 650275/2019). It is anticipated that the Lichter case will become part of the referenced stipulation regarding a stay, but that has not been formally agreed to as of the date hereof.

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(2)	On February 23, 2018, MoviePass filed a patent infringement complaint against Sinemia, Inc. in United States District Court, Central District of California. The complaint asserts infringement of two U.S. patents, U.S. Patent Nos. 8,484,133 (“Secure targeted personal buying/selling method and system”) and 8,612,325 (“Automatic authentication and funding method”) by Sinemia, Inc.’s movie-ticket subscription service MoviePass’ complaint requests damages and an injunction. On October 29, 2018, Sinemia, Inc. filed a motion to dismiss MoviePass’ complaint, and the parties are awaiting the court’s decision with respect to such motion. A case management conference that was scheduled for March 18, 2019, has been postponed to April 2019.

(3)	On November 21, 2018, Jackie Tabas and Katherine Rosenberg-Wohl, acting on behalf of themselves and all others similarly situated, filed a class action complaint in the U.S. District Court for the Northern District of California against MoviePass, the Company and three of their executive officers, Theodore Farnsworth, Stuart Benson and J. Mitchell Lowe (the “November 21, 2018 Complaint”). Jackie Tabas and Katherine Rosenberg-Wohl v. MoviePass Inc., et. al., Case No. 3:18-cv-7087. The November 21, 2018 Complaint alleges, among other things, breach of contract by MoviePass, failure to disclose certain terms of service under Section 17602 of the California Business and Professions Code, and violations of the California Consumers Legal Remedies Act, the California False Advertising Law, the California Unfair Competition Law and the Racketeer Influenced and Corrupt Organizations Act. The November 21, 2018 Complaint also alleges claims of quantum meruit and unjust enrichment and inducement to breach contracts. Plaintiffs amended the November 21, 2018 Complaint on February 15, 2019 (the “First Amended Complaint”), dropping the claims of Plaintiff Rosenberg-Wohl following an individual settlement, and asserting the same claims made by Plaintiff Tabas in the November 21, 2018 Complaint on behalf of five new Plaintiffs: Linda Hobbs, Tim Samartino, Barbara Sjodahl, Patricia Dawn Walker, and Cheryl Whelan. Pursuant to an agreement between the parties tolling the running of the statutes of limitation on Plaintiffs’ claims, Plaintiffs also dropped the claims that had been previously asserted against Messrs. Farnsworth, Benson and Lowe. On March 8, 2019, MoviePass and the Company moved to compel arbitration of all of the claims asserted in the First Amended Complaint on an individual basis. That motion is currently being briefed by the parties, and all further proceedings have been stayed while the motion is pending.

(4)	The Company has received demand letters dated February 23, 2017 and March 9, 2017 on behalf of certain minority stockholders. There has been no further correspondence.

(5)	The Company maintains an e-mail address for investors who wish to contact the Company. The Company has received emails from alleged shareholders complaining about the decline in the market price of the Common Stock.

(6)	On December 19, 2018, the Company received a written notice from the Nasdaq Listing Qualifications Department (the “Staff”) that the Company has not regained compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). As a result, Nasdaq determined that unless the Company timely requested an appeal of such determination before the Nasdaq Hearings Panel (the “Panel”), the Company’s common stock would be scheduled for delisting from The Nasdaq Capital Market and would be suspended at the opening of business on December 28, 2018. The Company timely appealed the delisting notice and appeared in front of the Panel on January 31, 2019. The Panel issued a decision on February 11, 2019, and determined to delist the Company’s common stock from The Nasdaq Capital Market. The suspension of trading in the Company’s common stock on the Nasdaq Capital Market became effective at the open of business on February 13, 2019. The Panel has also informed the Company that Nasdaq will complete the delisting by filing a Form 25 Notification of Delisting with the Commission, after the applicable appeals periods have lapsed. In accordance with Nasdaq’s Listing Rules, the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after the issuance of such decision. However, an appeal or review of the Panel’s decision would not stay the suspension of trading in the Company’s securities on The Nasdaq Capital Market.

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(7)	On February 1, 2019, Lawrence Weinberger and his wife, Laurie Weinberger, acting on behalf of themselves and all others similarly situated, filed a class action complaint in the U.S. District Court for the Southern District of New York against MoviePass (the “February 1, 2019 Complaint”). Lawrence Weinberger and Laurie Weinberger v. MoviePass Inc., Case No. 1:19-cv-01039. The February 1, 2019 Complaint alleges, among other things, breach of contract and of the implied covenant of good faith and fair dealing by MoviePass, and violations of Sections 349(b) and 350 of the New York General Business Law, prohibiting deceptive and misleading conduct and false advertising in consumer transactions.

(8)	On March 5, 2019, certain defendants, including MoviePass Films, received a Demand for Arbitration before the Independent Film & Television Alliance (IFTA Arbitration No. 17-64) from Baker Entertainment, LLC and Baker Film Fund, LLC relating to a bridge loan agreement between Baker Film Fund, LLC and Georgia Film Fund Twenty-Nine, LLC.

(9)	On June 3, 2015, a complaint was filed in the United States District Court for the Central District of California, case 2:15-cv-04170-BRO-JEM, by Mike Jones, derivatively on behalf of Medbox, Inc., against Guy Marsala, J. Mitchell Lowe (who is currently the Chief Executive Officer of MoviePass), Ned Siegel, Jennifer S. Love, C. Douglas Mitchell, Pejman Vincent Mehdizadeh, Matthew Feinstein, Bruce Bedrick and Thomas Iwanski, and Medbox, Inc., as a nominal defendant (the “Federal Derivative Action”). The complaint generally alleged, among other things, breaches of fiduciary duties and abuse of control that resulted in damage to Medbox, Inc. Additionally, the following related derivative actions were also filed asserting similar claims: (1) plaintiff Michael A. Glinter filed a complaint in the Superior Court of California County, Los Angeles County on February 20, 2015, Case No. BC-573314; (2) plaintiff Robert J. Calabrese filed a complaint in Nevada federal court on March 10, 2015, Case No. 3:15-cv-00147; (3) plaintiff Tyler Gray filed a complaint in Nevada federal court on March 27, 2015, Case No. 3:15-cv-00185; (4) plaintiff Patricia Des Groseilliers filed a complaint in Nevada federal court on May 20, 2015, Case No. 15-cv-00270; (5) plaintiff Jennifer Scheffer filed a complaint in Nevada state court on February 12, 2015, Case No. A-15-713877-B; and (6) plaintiff Kimberly Freeman filed a complaint in Nevada state court on July 20, 2015, Case No. A-15-721731 (collectively, with the Federal Derivative Action, the “Shareholder Derivative Litigation”). On March 3, 2017, the United States District Court for the Central District of California entered a judgment approving a settlement of the Shareholder Derivative Litigation as set forth in the Stipulation and Agreement of Settlement dated December 17, 2015, and dismissed the Shareholder Derivative Litigation with prejudice, without any admission of wrongdoing or liability of the defendants with respect to the alleged claims. On March 3, 2017, the court also approved payment of fees and expenses to the plaintiffs’ counsels in the form of $297,241.41 in cash and the transfer of 2,000,000 shares of common stock and 300,000 shares of common stock of Medbox, Inc. from defendants Mehdizadeh and Bedrick, respectively, to the plaintiffs’ counsels. In addition, the court approved a service award for $1,500 for each of the plaintiffs, to be paid from the fees and expenses awarded to the plaintiffs’ counsels.

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Schedule 3.1(k)

Labor Disputes

The Company and its Subsidiaries have terminated certain employees and certain employees have terminated their employment. Negotiations over severance and release agreements are ongoing with certain former employees. There can be no assurance that a severance and release agreement will be reached with each terminated employee, and therefore labor disputes may exist with respect to terminated employees who do not execute a severance and release agreement.

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Schedule 3.1(o)

Title to Assets

The Company and its Subsidiaries have incurred the following Liens:

Debtor	Secured Party(ies)	Filing Jurisdiction	Filing Number	Filing Date	Status
MoviePass	Employment Development Department	SOS California	Initial: 177620328490	12/06/2017	Active
MoviePass	Company	SOS Delaware	Initial: 2017 7861026	11/28/2017	Active
MoviePass Films	SMC Specialty Finance, LLC	SOS Delaware	Initial: 2018 7700566	11/07/2018	Active
MoviePass Films	City National Bank	SOS Delaware	Initial: 2018 6299503	09/12/2018	Active
MoviePass	State of California	Sacramento County Court (RD), California	Initial: 201810220104	10/22/2018	Active
MoviePass	City of New York	New York	Initial: 3764255	08/28/2018	Active
MoviePass	State of California	Sacramento County Court (RD), California	Initial: 201709070301	09/07/2017	Active
MoviePass	State of California	Sacramento County Court (RD), California	Initial: 201707110234	07/11/2017	Active
MoviePass	West World Media LLC	New York Civil Court of the City of New York	Initial: CV00768914NY	05/22/2014	Active
Georgia Film Fund 79, LLC	Screen Actors Guild-American Federation of Television and Radio Artists	SOS Delaware	Initial: 2018 5862087	08/24/2018	Active
Georgia Film Fund 79, LLC	City National Bank	SOS Delaware	Initial: 2018 5114307	07/25/2018	Active
10 Minutes Gone, LLC	Film Finances, Inc.	SOS Delaware	Initial: 2018 6405571	09/17/2018	Active
10 Minutes Gone, LLC	Grindstone Entertainment Group, LLC	SOS Delaware	Initial: 2018 5975442	08/29/2018	Active
10 Minutes Gone, LLC	Screen Actors Guild – American Federation of Television and Radio Artists	SOS Delaware	Initial: 2018 5861998	08/24/2018	Active
10 Minutes Gone, LLC Ten Minutes Gone, LLC	City National Bank	SOS Delaware	Initial: 2018 5114323 Amendment: 2018 6264358	07/25/2018	Active

In addition, MoviePass Films and its subsidiaries incur Liens in the ordinary course of their respective businesses for the purposes of obtaining production financing of their films.

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Schedule 3.1(r)

Transactions with Affiliates

(1)	On April 15, 2018, the Company’s Board of Directors authorized the issuance of 2,000 shares of common stock to HMIT, in consideration for a 12-month lockup agreement on all of HMIT’s shares ending April 15, 2019.

(2)	Since October 1, 2017, the Company has been paying the rent on an apartment in New York City for Mr. Farnsworth, a resident of Florida. In 2017, the amount of rent paid totaled $17,550.

(3)	On August 10, 2017, the Company’s Board of Directors approved the issuance of 2,000 shares of the Company’s common stock to each of Mr. Gadiyaram and Mr. Farnsworth. The Company’s stockholders approved the issuance of the shares on October 27, 2017. The shares became fully earned on December 11, 2017, upon the closing of the acquisition of the majority stake in MoviePass.

(4)	On January 20, 2017, the Company’s Board of Directors approved individual employee benefit plans (the “Executive Plans”) for Theodore Farnsworth, Pat Krishnan and Muralikrishna Gadiyaram. Pursuant to the Executive Plans, the Company has agreed to issue 1,000 unregistered shares of common stock to each of these individuals as a bonus for exceptional services provided in connection with the Company’s merger transaction with Zone. The Company incorporates herein by reference the information included at Item 1.01 of the Current Report on Form 8-K filed with the Commission on January 23, 2017.

(5)	In the fiscal years ended December 31, 2016 and 2015, both the Company and Helios India received services and/or provided services to subsidiaries of HMIT, including Jayamaruthi Software Systems Pvt. Ltd., Maruthi Consulting Inc. and Helios and Matheson IT (Bangalore) Ltd. During the period from January 1, 2017 through April 30, 2017, the Company reimbursed Maruthi Consulting Inc. for health insurance premiums in the amount of $1,561.37.

(6)	The Company determined to provide for a reserve in its September 30, 2015 and December 31, 2015 financial statements in the amount of $2.3 million due to an uncertainty relating to the ability of its former parent, HMIT, to (i) return the security deposit held by HMIT in connection with a memorandum of understanding entered into in September 2010 and (ii) pay approximately $344,000 in reimbursable expenses and advances pursuant to a professional service agreement entered into in August 2014. On January 21, 2016, HMIT became subject to a liquidation order by an Indian court resulting from creditors’ claims against HMIT. On February 15, 2016, the High Court of Judicature at Madras (Civil Appellate Jurisdiction) issued an order of interim stay of the liquidation order. HMIT continues to await a decision from the High Court of Judicature relating to this matter. If HMIT becomes subject to liquidation, the Company would likely not be able to collect the full amounts reserved by the Company.

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Schedule 3.1(y)

Disclosure

On March 11, 2019, the board of directors of the Company and the audit committee of the Company, following discussions with management, determined that the Company’s previously issued quarterly and year-to-date unaudited consolidated financial statements for September 30, 2018, should no longer be relied upon. Similarly, related press releases, earnings releases, and investor communications describing the Company’s financial statements for these periods should no longer be relied upon. The Company incorporates herein by reference the information included at Item 4.02 of the Current Report on Form 8-K filed with the Commission on March 12, 2019, and in the Form 10-Q amendment filed with the Commission on March 19, 2019.

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Schedule 3.1(z)

Indebtedness

(1)	On October 4, 2018, pursuant to the October Exchange Agreement, the Company issued to Hudson Bay Master Fund Ltd. a Senior Note in an aggregate principal amount of approximately $20.4 million. The Company incorporates herein by reference the information included at Item 1.01 of, and Exhibit 4.1 to, the Current Report on Form 8-K filed with the Commission on October 4, 2018.

(2)	On December 18, 2018, pursuant to December 2018 Amendment and Exchange Agreements between the Company and each of certain institutional investors, the Company issued Series B Senior Notes to such institutional investors in an aggregate principal amount of approximately $11.3 million. The Company incorporates herein by reference the information included at Item 1.01 of, and Exhibit 4.1 to, the Current Report on Form 8-K filed with the Commission on December 18, 2018.

(3)	On December 11, 2017, the Company issued to MoviePass a subordinated convertible promissory note in the principal amount of $12 million which will convert automatically, upon the Company’s receipt of approval from its stockholders in accordance with Nasdaq Listing Rule 5635, into 16,000 unregistered shares of the Company’s common stock. On December 11, 2017, the Company also issued to MoviePass a promissory note in the principal amount of $5 million. The Company incorporates by reference the information included at Item 1.01 of the Current Report on Form 8-K filed with the Commission on December 11, 2017.

(4)	On November 22, 2017, the Company entered into a commercial guaranty in favor of PayPal, Inc. (“PayPal”) pursuant to which the Company agreed to guarantee the payment obligations of MoviePass to PayPal under a payment services agreement by and between PayPal and MoviePass. The Company incorporates by reference the information included at Item 1.01 of the Current Report on Form 8-K filed with the Commission on November 24, 2017.

(5)	Zone issued a promissory note to NewSub, dated September 7, 2016, as amended by the Amendment dated October 25, 2016, in the aggregate principal amount of $1,113,305. In connection with this indebtedness, a UCC Financing Statement has been filed in Nevada to reflect NewSub’s security interest in certain collateral of Zone.

(6)	The Company has guaranteed the payment obligations of MoviePass to salesforce.com under that certain Master Subscription Agreement by and between salesforce.com and MoviePass in the aggregate amount of $860,000.

(7)	The Company has guaranteed the payment obligations of MoviePass to Zuora, Inc. under that certain Zuora Master Subscription Agreement, dated July 31, 2018, by and between Zuora, Inc. and MoviePass in the aggregate amount of $500,000.

(8)	The Company has guaranteed the payment obligations of MoviePass to Worldpay, LLC under that certain Bank Card Merchant Agreement by and between Worldpay, LLC and MoviePass in the aggregate amount of $1,200,000.

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(9)	On August 31, 2018, Axis Sally, River Bay Films, LLC (the “Lender”) and Emmett Furla Oasis Films LLC (“EFO”), entered into a Development Loan Agreement (the “Axis Sally Loan Agreement”). The Lender is not related to the Company, any of its Subsidiaries or any of their respective Affiliates. Pursuant to the Axis Sally Loan Agreement, the Lender loaned MoviePass Films $1,600,000 for payment of production expenses relating to the film Axis Sally, starring Al Pacino. The Lender funded the loan as follows: $600,000 on execution, and the remaining $1,000,000 on the Lender’s receipt of repayment of a separate loan from the Lender to EFO and/or Georgia Film Fund 79, LLC (an affiliate of EFO), for the film 10 Minutes Gone made on February 26, 2018. The loan repayment amount is $1,945,000, which includes principal and $345,000 interest. The loan maturity date is January 15, 2019, with late penalties assessed as follows: 5% if repaid within 90 days after the maturity date; and an additional 5% penalty applies if repayment is made after 90 days after the maturity date. Pursuant to the Axis Sally Loan Agreement, EFO has unconditionally guaranteed MoviePass Films’ payment obligations to the Lender.

(10)	On September 10, 2018, MoviePass Films entered into a note payable for $7.2 million with annual interest equal to either (a) 3.5% plus the prime rate plus 0.25% or (b) the greater of (i) 3.5% and (ii) the LIBOR rate plus 2.75%. The note can be prepaid at any time without penalty through the earlier of the abandonment of the production of the 10 Minutes Gone films or March 15, 2020.

(11)	MoviePass Films has entered into notes payable in connection with the financing of certain film productions, as set forth in the Form 10-Q amendment filed with the Commission on March 19, 2019, relating to the restatement of the financial statements contained therein, which is incorporated herein by reference.

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Schedule 3.1(aa)

Tax Status

The items set forth on Schedule 3.1(o) of these Disclosure Schedules are incorporated herein by reference.

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Schedule 4.6

Use of Proceeds

The Company will use approximately $870,000 of the net proceeds from the sale of the Preferred Stock and Warrants to redeem a portion of outstanding non-convertible senior notes that issued by the Company on October 4, 2018 and December 18, 2018 (the “Senior Notes”), and the remaining proceeds for general corporate purposes of the Company and its Subsidiaries and transaction expenses.

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